Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces Second Quarter 2019 Financial and Operating Results, Increases Quarterly Common Unit Distribution

•	Increased net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) for second quarter 2019 compared to second quarter 2018

•
Increased natural gas gathered volumes, natural gas processed volumes, crude oil and condensate gathered volumes, transported volumes and interstate firm contracted capacity for second quarter 2019 compared to second quarter 2018

•	Contracted or extended over 600,000 dekatherms per day (Dth/d) of transportation capacity during second quarter 2019

•	Declared a quarterly cash distribution of $0.3305 per unit on all outstanding common units, an increase of approximately 4 percent compared to the prior quarter's distribution

OKLAHOMA CITY (Aug. 6, 2019) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for second quarter 2019.

Net income attributable to limited partners was $124 million for second quarter 2019, an increase of $29 million compared to $95 million for second quarter 2018. Net income attributable to common units was $115 million for second quarter 2019, an increase of $29 million compared to $86 million for second quarter 2018. Net cash provided by operating activities was $212 million for second quarter 2019, a decrease of $27 million compared to $239 million for second quarter 2018. Adjusted EBITDA was $281 million for second quarter 2019, an increase of $36 million compared to $245 million for second quarter 2018. DCF was $197 million for second quarter 2019, an increase of $26 million compared to $171 million for second quarter 2018.

For second quarter 2019, DCF exceeded declared distributions to common unitholders by $53 million, resulting in a distribution coverage ratio of 1.37x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF and distribution coverage ratio, please see “Non-GAAP Financial Measures.”

Exhibit 99.1

MANAGEMENT PERSPECTIVE

“We are pleased to announce that we are increasing our common unit distribution, returning additional cash to investors as a result of the company's continued strong operational and financial performance,” said Rod Sailor, President and CEO. “Enable is uniquely positioned for long-term value creation with our financial strength and integrated midstream platform that is a critical link between growing production and downstream markets.”

BUSINESS HIGHLIGHTS

As of Aug. 5, 2019, there were forty-four rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Thirty-three of those rigs were in the Anadarko Basin, eight were in the Ark-La-Tex Basin and three were in the Williston Basin. Enable’s Anadarko Basin crude and condensate midstream platform achieved gathered volumes of nearly 80 thousand barrels per day (MBbl/d) during second quarter 2019, and Enable expects to gather crude or condensate from wells drilled by over 70 percent of the rigs currently active on Enable’s Anadarko footprint.

During second quarter 2019, Enable contracted or extended over 600,000 Dth/d of natural gas transportation capacity. On the Enable Gas Transmission, LLC (EGT) system, EGT extended a long-term contract with Arkansas Electric Cooperative Corporation for 110,000 Dth/d. On the Enable Mississippi River Transmission, LLC (MRT) system, MRT extended a contract with Ameren Illinois for 80,000 Dth/d of transportation capacity.

Enable and CenterPoint Energy Resources Corp. (CERC) previously signed precedent agreements outlining the terms and conditions for extending EGT pipeline contracts, which currently expire March 31, 2021. CERC has received the required regulatory approvals from the applicable state regulatory commissions for these extensions, and EGT is preparing the definitive long-term contracts.

The rate case originally filed by MRT June 29, 2018, continues to advance at the Federal Energy Regulatory Commission (FERC). As of Jan. 1, 2019, MRT’s proposed rate increase is being billed to customers. This proposed rate increase does not increase current earnings because the rates are subject to refund, depending upon the outcome of the case. MRT remains focused on ensuring that the pipeline’s rates appropriately reflect historical investments and current costs.

As part of the FERC pre-filing process, Enable hosted open houses for the Gulf Run Pipeline project in May 2019. The purpose of the open houses was to increase stakeholder knowledge and understanding of the project. In June 2019, the commission conducted public scoping meetings for the project. Enable remains in active discussions with customers for additional capacity commitments and anticipates finalizing the scope of the project prior to filing a formal certificate application in early 2020.

QUARTERLY DISTRIBUTIONS

On Aug. 2, 2019, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.3305 per unit on all outstanding common units for the quarter ended June 30, 2019, an increase of approximately 4 percent compared to the previous quarter's distribution. The quarterly cash distribution of $0.3305 per unit on all outstanding common units will be paid Aug. 27, 2019, to unitholders of record at the close of business Aug. 20, 2019.

Exhibit 99.1

The board also declared a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units for the quarter ended June 30, 2019. The quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units will be paid Aug. 14, 2019, to unitholders of record at the close of business Aug. 2, 2019.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.62 trillion British thermal units per day (TBtu/d) for second quarter 2019, an increase of 4 percent compared to 4.43 TBtu/d for second quarter 2018. The increase was primarily due to higher gathered volumes in the Anadarko Basin.

Natural gas processed volumes were 2.54 TBtu/d for second quarter 2019, an increase of 9 percent compared to 2.33 TBtu/d for second quarter 2018. The increase was primarily due to higher processed volumes in the Anadarko Basin.

Crude oil and condensate gathered volumes were 119.34 MBbl/d for second quarter 2019, an increase of 88.79 MBbl/d compared to 30.55 MBbl/d for second quarter 2018. The increase over second quarter 2018 was primarily due to the acquisition of Enable Oklahoma Crude Services, LLC’s (EOCS) crude oil and condensate gathering system in the Anadarko Basin and a 29 percent increase in crude oil gathered volumes in the Williston Basin.

Interstate transportation firm contracted capacity was 6.38 billion cubic feet per day (Bcf/d) for second quarter 2019, an increase of 12 percent compared to 5.72 Bcf/d for second quarter 2018. The increase was primarily due to new contracted capacity on EGT, including volumes from EGT’s CaSE project.

Intrastate transportation average deliveries were 2.06 TBtu/d for second quarter 2019, an increase of 4 percent compared to 1.99 TBtu/d for second quarter 2018. The increase was primarily related to increased gathered volumes in the Anadarko Basin.

SECOND QUARTER FINANCIAL PERFORMANCE

Revenues were $735 million for second quarter 2019, a decrease of $70 million compared to $805 million for second quarter 2018. Revenues are net of $104 million of intercompany eliminations for second quarter 2019 and $113 million of intercompany eliminations for second quarter 2018.

Gathering and processing segment revenues were $587 million for second quarter 2019, a decrease of $54 million compared to $641 million for second quarter 2018. The decrease in gathering and processing segment revenues was primarily due to:

•
a decrease in revenues from natural gas liquids (NGLs) sales primarily due to a decrease in the average realized sales price from lower average market prices for all NGL products and higher volumes subject to fee deductions for NGLs sold under certain third-party processing arrangements, partially offset by higher processed volumes and

•	a decrease in revenues from natural gas sales due to lower average natural gas sales prices, partially offset by higher sales volumes.

These decreases were partially offset by:

•	an increase in revenues from changes in the fair value of natural gas, condensate and NGL derivatives,

Exhibit 99.1

•	an increase in revenues from natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins,

•
an increase in crude oil, condensate and produced water gathering revenues primarily due to an increase related to the November 2018 acquisition of EOCS and an increase in gathered volumes in the Williston Basin, partially offset by lower average rates and

•
an increase in processing service revenues resulting from higher processed volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to a decrease in the average realized price.

Transportation and storage segment revenues were $252 million for second quarter 2019, a decrease of $25 million compared to $277 million for second quarter 2018. The decrease in transportation and storage segment revenues was primarily due to:

•	a decrease in revenues from natural gas sales primarily due to lower sales volumes and lower average sales prices and

•	a decrease in revenues from NGL sales due to a decrease in lower average sales prices, partially offset by higher volumes.

These decreases were partially offset by:

•	an increase in revenues from firm transportation and storage services due to new intrastate and interstate transportation contracts and

•	an increase related to changes in the fair value of natural gas derivatives.

Gross margin was $418 million for second quarter 2019, an increase of $57 million compared to $361 million for second quarter 2018.

Gathering and processing segment gross margin was $290 million for second quarter 2019, an increase of $60 million compared to $230 million for second quarter 2018. The increase in gathering and processing segment gross margin was primarily due to:

•	an increase in gross margin from changes in the fair value of natural gas, condensate and NGL derivatives,

•	an increase in natural gas gathering fees due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins,

•
an increase in crude oil, condensate and produced water gathering revenues primarily due to an increase related to the November 2018 acquisition of EOCS and an increase in volumes in the Williston Basin, partially offset by lower average rates,

•	an increase in revenues from NGL sales less the cost of NGLs primarily driven by higher processed volumes, partially offset by lower average sales prices, and

•
an increase in processing service fees resulting from higher processed volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to a decrease in the average realized price.

These increases were partially offset by:

•	a decrease in revenues from natural gas sales less the cost of natural gas primarily due to lower average natural gas sales prices, partially offset by higher sales volumes.

Transportation and storage segment gross margin was $129 million for second quarter 2019, a decrease of $1 million compared to $130 million for second quarter 2018. The decrease in transportation and storage segment gross margin was primarily due to:

Exhibit 99.1

•	a decrease in system management activities,

•	a decrease in storage primarily due to a lower of cost or net realizable value adjustment on natural gas inventory and

•	a decrease in revenues from NGL sales less the cost of NGLs due to a decrease in average NGL prices, partially offset by higher volumes.

These decreases were partially offset by:

•	an increase in firm transportation and storage services due to new intrastate and interstate transportation contracts and

•	an increase in the changes in the fair value of natural gas derivatives.

Operation and maintenance and general and administrative expenses were $124 million for second quarter 2019, an increase of $1 million compared to $123 million for second quarter 2018. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in payroll-related costs, a decrease in the amount of capitalized overhead costs and an increase in insurance costs as a result of additional assets in service. These increases were partially offset by a decrease in materials and supplies expenses primarily driven by a decrease in chemical costs, a decrease in equipment rentals due to a decrease in compressor rentals, a decrease in professional services due to a decrease in information technology-related costs and a $1 million loss on retirement of assets during the second quarter 2019.

Depreciation and amortization expense was $110 million for second quarter 2019, an increase of $14 million compared to $96 million for second quarter 2018. The increase in depreciation and amortization expense was primarily due to the amortization of customer intangibles acquired as part of the November 2018 acquisition of EOCS, other additional assets placed in service and an increase in depreciation from the implementation of new rates for gathering and processing assets from a new depreciation study, partially offset by a decrease in depreciation from the implementation of new intrastate natural gas pipeline rates from a new depreciation study.

Taxes other than income tax was $17 million for second quarter 2019, an increase of $1 million compared to $16 million for second quarter 2018.

Interest expense was $48 million for second quarter 2019, an increase of $12 million compared to $36 million for second quarter 2018. The increase was primarily due to an increase in the amount of and interest rates on outstanding debt.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for second quarter 2019 included a $16 million gain on derivative activity, compared to a $14 million loss on derivative activity for second quarter 2018, resulting in an increase in net income of $30 million. The increase of $30 million is comprised of an increase related to the change in fair value of derivatives of $21 million and an increase in realized gain on derivatives of $9 million.

Capital expenditures were $109 million for second quarter 2019, compared to $185 million for second quarter 2018. Expansion capital expenditures were $83 million for second quarter 2019, compared to $159 million for second quarter 2018. Maintenance capital expenditures were $26 million for both second quarter 2019 and 2018.

Exhibit 99.1

2019 OUTLOOK

Enable affirms the 2019 financial outlook, including expansion capital outlook, presented in its third quarter 2018 financial results press release dated Nov. 7, 2018.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10 a.m. EDT (9 a.m. CDT). The toll-free dial-in number to access the conference call is 833-535-2200, and the international dial-in number is 412-902-6730. The conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the investor relations tab of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

Exhibit 99.1

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 13,900 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,300 miles of intrastate pipelines and eight natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://www.enablemidstream.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Enable Midstream’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures.

Exhibit 99.1

Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 (“Annual Report”). Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$393	$501	$836	$944
Service revenue	342	304	694	609
Total Revenues	735	805	1,530	1,553
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	317	444	695	819
Operation and maintenance	99	97	202	191
General and administrative	25	26	51	53
Depreciation and amortization	110	96	215	192
Taxes other than income tax	17	16	35	33
Total Cost and Expenses	568	679	1,198	1,288
Operating Income	167	126	332	265
Other Income (Expense):
Interest expense	(48)	(36)	(94)	(69)
Equity in earnings of equity method affiliate	4	7	7	13
Other, net	1	(2)	1	—
Total Other Expense	(43)	(31)	(86)	(56)
Income Before Income Tax	124	95	246	209
Income tax benefit	—	—	(1)	—
Net Income	$124	$95	$247	$209
Less: Net income attributable to noncontrolling interest	—	—	1	—
Net Income Attributable to Limited Partners	$124	$95	$246	$209
Less: Series A Preferred Unit distributions	9	9	18	18
Net Income Attributable to Common Units	$115	$86	$228	$191

Basic earnings per unit
Common units	$0.26	$0.20	$0.52	$0.44
Diluted earnings per unit
Common units	$0.26	$0.20	$0.52	$0.44

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$393	$501	$836	$944
Service revenue	342	304	694	609
Total Revenues	735	805	1,530	1,553
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	317	444	695	819
Gross margin	$418	$361	$835	$734

Reportable Segments
Gathering and Processing
Product sales	$379	$465	$802	$883
Service revenue	208	176	415	349
Total Revenues	587	641	1,217	1,232
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	297	411	657	769
Gross margin	$290	$230	$560	$463

Transportation and Storage
Product sales	$114	$149	$281	$289
Service revenue	138	128	287	267
Total Revenues	252	277	568	556
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	123	147	292	286
Gross margin	$129	$130	$276	$270

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$124	$95	$246	$209
Depreciation and amortization expense	110	96	215	192
Interest expense, net of interest income	47	36	93	69
Income tax benefit	—	—	(1)	—
Distributions received from equity method affiliate in excess of equity earnings	—	1	9	8
Non-cash equity-based compensation	5	3	9	8
Change in fair value of derivatives (1)	(11)	10	1	12
Other non-cash losses (2)	6	4	7	4
Noncontrolling Interest Share of Adjusted EBITDA	—	—	(1)	—
Adjusted EBITDA	$281	$245	$578	$502
Series A Preferred Unit distributions (3)	(9)	(9)	(18)	(18)
Distributions for phantom and performance units (4)	—	(1)	(9)	(4)
Adjusted interest expense (5)	(49)	(38)	(96)	(73)
Maintenance capital expenditures	(26)	(26)	(50)	(40)
Current income taxes	—	—	—	—
DCF	$197	$171	$405	$367

Distributions related to common unitholders (6)	$144	$138	$282	$276

Distribution coverage ratio	1.37	1.24	1.44	1.33
___________________

(1)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

(2)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(3)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and six months ended June 30, 2019 and 2018. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(4)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(5)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(6)
Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2019 reflect estimated cash distributions for common units outstanding for the quarter ended June 30, 2019.

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$212	$239	$427	$405
Interest expense, net of interest income	47	36	93	69
Net income attributable to noncontrolling interest	—	—	(1)	—
Current income taxes	1	—	—	—
Other non-cash items(1)	4	5	4	4
Proceeds from insurance	—	1	—	1
Changes in operating working capital which (provided) used cash:
Accounts receivable	(28)	35	(57)	12
Accounts payable	57	(41)	112	19
Other, including changes in noncurrent assets and liabilities	(1)	(41)	(10)	(28)
Return of investment in equity method affiliate	—	1	9	8
Change in fair value of derivatives (2)	(11)	10	1	12
Adjusted EBITDA	$281	$245	$578	$502
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

(2)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense	$48	$36	$94	$69
Interest income	(1)	—	(1)	—
Amortization of premium on long-term debt	2	2	3	3
Capitalized interest on expansion capital	—	2	1	4
Amortization of debt expense and discount	—	(2)	(1)	(3)
Adjusted interest expense	$49	$38	$96	$73

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Operating Data:
Natural gas gathered volumes—TBtu	420	403	829	788
Natural gas gathered volumes—TBtu/d	4.62	4.43	4.58	4.35
Natural gas processed volumes—TBtu (1)	231	212	460	412
Natural gas processed volumes—TBtu/d (1)	2.54	2.33	2.54	2.27
NGLs produced—MBbl/d (1)(2)	130.10	130.65	134.13	120.44
NGLs sold—MBbl/d (2)(3)	136.34	130.07	138.20	119.79
Condensate sold—MBbl/d	7.60	6.72	7.97	6.84
Crude oil and condensate gathered volumes—MBbl/d	119.34	30.55	113.65	27.70
Transported volumes—TBtu	554	484	1,154	1,005
Transported volumes—TBtu/d	6.04	5.28	6.36	5.53
Interstate firm contracted capacity—Bcf/d	6.38	5.72	6.45	5.89
Intrastate average deliveries—TBtu/d	2.06	1.99	2.19	2.05
____________________

(1)	Includes volumes under third-party processing arrangements.

(2)	Excludes condensate.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Anadarko
Gathered volumes—TBtu/d	2.33	2.14	2.34	2.08
Natural gas processed volumes—TBtu/d (1)	2.08	1.91	2.10	1.87
NGLs produced—MBbl/d (1)(2)	112.19	113.75	116.30	104.77
Crude oil and condensate gathered volumes—MBbl/d	79.96	—	78.26	—
Arkoma
Gathered volumes—TBtu/d	0.49	0.56	0.49	0.55
Natural gas processed volumes—TBtu/d (1)	0.10	0.11	0.10	0.10
NGLs produced—MBbl/d (1)(2)	7.02	7.60	6.63	6.29
Ark-La-Tex
Gathered volumes—TBtu/d	1.80	1.73	1.75	1.72
Natural gas processed volumes—TBtu/d	0.36	0.31	0.34	0.30
NGLs produced—MBbl/d (2)	10.89	9.30	11.20	9.38
Williston
Crude oil gathered volumes—MBbl/d	39.38	30.55	35.39	27.70
__________________

(1)	Includes volumes under third-party processing arrangements.

(2)	Excludes condensate.